Exhibit 10.18

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”), dated as of March 10, 2008 (the “Effective Date”), is entered into by and between ES EAST ASSOCIATES, LLC, a California limited liability company (“Landlord”), and AMYRIS BIOTECHNOLOGIES, INC., a California corporation (“Tenant”), with reference to the following facts:

A.        Landlord and Tenant entered into that certain Lease dated as of August 22, 2007 (the “Lease”), pursuant to which Landlord leases to Tenant space currently containing approximately 70,691 rentable square feet (the “Original Premises”) described as Suite Number 100 on the first (1st) floor and Suite Number 200 on second (2nd) floor of the building commonly known as EmeryStation East, located at 5885 Hollis Street, Emeryville, California (the “Building”).

B.        Landlord and Tenant desire to add to the Premises that certain space containing approximately 20,880 rentable square feet located on the second (2nd) floor of the Building, as more particularly shown in Exhibit A hereto (the “Expansion Space”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.        Incorporation of Recitals; Defined Terms.    Recitals A and B set forth above are incorporated herein by this reference. Capitalized terms used in this First Amendment and not otherwise defined herein shall have the respective meanings set forth in the Lease.

2.        Expansion.

(a)        Addition of Expansion Space.    Effective as of the Expansion Space Commencement Date (as defined below), the Original Premises is increased by the addition of the Expansion Space, and the Original Premises and the Expansion Space, collectively, shall be deemed the “Premises,” as defined in the Lease. The term for the Expansion Space (the “Expansion Term”) shall commence on the Expansion Space Commencement Date (as defined below) and end on the Expiration Date (as the same may be accelerated by the Option to Terminate pursuant to Section 2.13 of the Lease or extended by the First Renewal Term pursuant to Section 2.8 of the Lease). The Expansion Space is subject to all the terms and conditions of the Lease as expressly modified herein.

(b)        Expansion Space Commencement Date.    The “Expansion Space Commencement Date” shall be the date on which Landlord delivers exclusive possession of the Expansion Space to Tenant with the Landlord Expansion Work Substantially Complete. Landlord and Tenant hereby agree that the “Projected Expansion Space Commencement Date” is September 16, 2008. If, on or before March 10, 2008, Tenant authorizes Landlord to apply funds from the Allowances (as defined in Section 2(e)(ii) below) to procure the items listed on Exhibit C hereto, which items Tenant has been advised by the Contractor (as defined in the Expansion Workletter) are all those required for the Tenant Expansion Improvements (based on the latest in-process drawings provided by Tenant) that would not otherwise be available in a timely fashion, and if Tenant authorizes Landlord to commence construction of the Expansion Space on or before April 1, 2008, even though subcontractor bids from the Contractor and Landlord’s Estimate (as defined in the Expansion Workletter) will not be in place at that time, then the Projected Expansion Space Commencement Date shall be August 5, 2008.

(i)        If Landlord is delayed in Substantially Completing the Landlord Expansion Work by the Projected Expansion Space Commencement Date as a result of any Tenant Delay, then the Expansion Space Commencement Date shall be accelerated by one (1) day for each day of such Tenant Delay. If Landlord believes a Tenant Delay has occurred, Landlord shall notify Tenant in writing within two (2) business days after the occurrence of the event, action or inaction which constitutes the Tenant Delay and the known or anticipated extent of the Tenant Delay, and Tenant shall have the right within two (2) business days after receipt of such notice to cure the event, action or inaction before such event, action or inaction shall constitute a Tenant Delay; provided, however, that ten (10) business days shall be the maximum number of cure days available to Tenant for the cure of any such event(s), action(s) or inaction(s) constituting a Tenant Delay, after which Tenant shall not be entitled to any further cure periods with respect to Tenant Delays (provided, however, that Landlord shall continue to notify Tenant of the occurrence of any Tenant Delays).

(ii)        Landlord shall provide Tenant with written notice of the date that is twenty-one (21) days prior to the date that Landlord reasonably anticipates that the Landlord Expansion Work will be Substantially Complete. Tenant shall be allowed access into the Expansion Space from and after such date specified by Landlord in such notice for installation of furniture, fixtures, phone and cabling, provided that such early access shall not interfere with the completion of Landlord Expansion Work. Such early entry shall be subject to all the terms and provisions of the Lease, as amended by this First Amendment, except that Tenant shall have no obligation to pay Base Rent, Additional Rent or other charges with respite to the Expansion Space during such early entry period unless Tenant commences business operations in the Expansion Space during such early entry period.

(iii)        Within thirty (30) days following the occurrence of the Expansion Space Commencement Date, Landlord and Tenant shall enter into an agreement (the form of which shall be substantially the same as Rider 1 attached to the Lease) confirming the Expansion Space Commencement Date. If Tenant fails to enter into such agreement (provided the same is accurate), then the Expansion Space Commencement Date shall be the date designated by Landlord in such agreement.

(iv)        For purposes of incorporation from the Lease into this First Amendment, in the term “Substantially Complete” or “Substantial Completion”, and in the term “Tenant Delay”, (1) “Landlord Expansion Work” shall be substituted for “Landlord Work”, (2) “Expansion Space” shall be substituted for “Premises”, (3) “Expansion Workletter” shall be substituted for “Workletter”, and (4) “Projected Expansion Space Commencement Date” shall be substituted for “Projected Commencement Date.”

(c)        Condition of Expansion Space.    Tenant shall notify Landlord in writing within thirty (30) days after the later of Substantial Completion of the Landlord Expansion Work or Landlord’s delivery of possession of the Expansion Space of any “punch list items” with respect to the Landlord Expansion Work or any patent defects claimed by Tenant in the materials or workmanship furnished by Landlord in completing the Landlord Expansion Work. Landlord shall proceed diligently to correct the items stated in such notice (and shall use commercially reasonable efforts to complete the correction of such items within thirty (30) days, to the extent such work can reasonably be accomplished within thirty (30) days). If Landlord disputes the existence of any such items, the decision of the Architect (as defined in the Expansion Workletter) shall be final and binding on the premises, and Landlord shall proceed promptly after the decision of the Architect to correct such items in accordance with the immediately preceding sentence. No agreement of Landlord to alter, remodel, decorate, clean or improve the Expansion Space or the Real Property and no representation regarding the condition of the Expansion Space or the Real Property in connection with Tenant’s occupancy of the Expansion Space has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this First Amendment or in the Expansion Workletter. Notwithstanding the foregoing, Landlord shall deliver the Expansion Space to Tenant in “broom clean” condition and with all Building systems in good working order.

(d)         Failure to Give Possession of Expansion Space.

(i)        If Landlord is unable to deliver possession of the Expansion Space by the Projected Expansion Space Commencement Date by reason of the following: (A) despite Landlord’s commercially reasonable efforts in pursuing the same, the Landlord Expansion Work is not Substantially Complete, or (B) for any other reason beyond Landlord’s reasonable control, then Landlord shall not be subject to any liability for the failure to give possession by the Projected Expansion Space Commencement Date, and such failure to deliver possession by the Projected Expansion Space Commencement Date shall not affect the validity of this First Amendment or the obligations of Tenant hereunder. In the event of any dispute as to whether the Landlord Expansion Work is Substantially Complete, such dispute will be subject to resolution pursuant to the arbitration provision of Section 6 of the Expansion Workletter.

(ii)        Notwithstanding the foregoing, if the Expansion Space Commencement Date (as determined pursuant to Section 2(b) above) has not occurred on or before the date that is thirty (30) days after the Projected Expansion Space Commencement Date (as such Projected Expansion Space Commencement Date shall be extended on a day-for-day basis for each day that the Expansion Space Commencement Date is delayed as a consequence of any events of Force Majeure [including delay in securing all necessary permits and building inspections within normal time frames for projects comparable to the Tenant Expansion Improvements, provided Landlord uses commercially reasonable efforts to expedite such matters] or Tenant Delay), except as otherwise set forth in the next succeeding paragraph, as its sole remedy for such late delivery of the Expansion Space (so long as Landlord has continued to use commercially reasonable efforts to pursue completion of the Tenant Expansion Improvements in the Expansion Space), shall receive one (1) day of abatement of Monthly Base Rent with respect to the Expansion Space for each day between such thirtieth (30th) day after such Projected Expansion Space Commencement Date (subject to the extension specified above) and the actual Expansion Space Commencement Date, such Monthly Base Rent abatement to be applied to the first month(s) of Monthly Base Rent with respect to the Expansion Space payable under this First Amendment, as specified in Section 2(f) below.

(iii)        Notwithstanding the foregoing, if the Expansion Space Commencement Date (as determined pursuant to Section 2(b) above) has not occurred on or before the date that is one hundred eighty (180) days after the Projected Expansion Space Commencement Date (as such Projected Expansion Space Commencement Date is extended on a day-for-day basis for each day that the Expansion Space Commencement Date is delayed as a consequence of any events of Force Majeure or Tenant Delay), then Tenant shall have the right to terminate this First Amendment at any time thereafter upon ten (10) days’ written notice to Landlord, in which case this First Amendment shall terminate as of the tenth (10th) after Landlord’s receipt of such written notice from Tenant unless the Expansion Space Commencement Date has occurred on or before such tenth (10th) day after Landlord’s receipt thereof; and in the event this First Amendment so terminates, any monies or deposits previously paid or delivered by Tenant to Landlord with respect to the Expansion Space shall be promptly returned to Tenant, and neither party shall have any further obligations or liabilities hereunder.

(e)         Landlord Expansion Work.    Landlord’s construction of improvements in the Expansion Space (the “Landlord Expansion Work”) shall be governed by the “Expansion Workletter” attached hereto as Exhibit B. Landlord’s insurance, indemnity, ADA and restoration obligations under the Lease with respect to the “Landlord Work” are hereby modified to mean and include the Landlord Expansion Work, in addition to the Landlord Work. In addition, Section 25.8(ii)(a) of the Lease is hereby modified to include the Landlord Expansion Work, the Expansion Allowance and the Additional Expansion Allowance, in addition to the Landlord Work, the Basic Tenant Improvement Allowance and the Additional Tenant Improvement Allowance.

(i)        Expansion Allowance.    Landlord shall provide an “Expansion Allowance” with respect to the Expansion Space that will be an amount to be determined by multiplying the Basic Tenant Improvement Allowance ($125.00 per rentable square foot) by a fraction, the numerator of which is the number of months (including the financial portion of a month) from the Expansion Space Commencement Date to the stated Expiration Date of the Lease, and the denominator of which is 120. For example, if the Commencement Date for the Lease is May 1, 2008, and the Expansion Space Commencement Date is August 1, 2008 (three months later), the Expansion Allowance would be determined by multiplying $125.00 by 117/120, which would result in the Expansion Allowance being $121.87 per rentable square foot of the Expansion Space.

(ii)        Additional Expansion Allowance.    In addition to the Expansion Allowance specified in Section 2(e)(i) above, Landlord shall provide an additional allowance (the “Additional Expansion Allowance”) to Tenant for the construction of Tenant Expansion Improvements (as defined in the Expansion Workletter) in an amount equal to (A) $522,000.00 (i.e., $25.00 per rentable square foot of the Expansion Space), multiplied by (B) a fraction, the numerator of which is the number of months (including the financial option of a partial month) from the Expansion Space Commencement Date to the stated Expiration Date of the Lease, and the numerator of which is 120. The Expansion Allowance and the Additional Expansion Allowance are sometimes referred to collectively herein as the “Allowances”.

(iii)        The amount of the Additional Expansion Allowance funded by Landlord pursuant to Section 2(e)(ii) above shall be amortized in equal monthly installments payable by Tenant over the Expansion Term in the same manner, and at the same annual interest rate, as set forth in Section l.l(17) of the Lease with respect to the Additional Tenant Improvement Allowance, with such monthly payments to commence on the Expansion Space Commencement Date.

(iv)        To the extent that Tenant does not utilize the full amount of the Allowances on construction of the Tenant Expansion Improvements, the remainder of the Allowances shall be applied, at Tenant’s option (A) to the Tenant Improvement Costs with respect to the Original Premises, or (B) against (i.e., in reduction of) the amount of the Additional Tenant Improvement Allowance utilized by Tenant for the Original Premises (and the Additional Tenant Improvement Allowance Monthly Payments shall be reduced accordingly), with the balance of such unused amount of the Allowances, if any, to be credited, in equal monthly installments (without interest) over the three (3) year period following the Expansion Space Commencement Date, against the Monthly Base Rent owing under the Lease.

(v)        Section 2.13(d) of the Lease is hereby modified to add that in the event Tenant properly exercises the Termination Option, Tenant shall have no obligation to pay to Landlord the unamortized balance of the Additional Expansion Allowance, if any.

(f)         Rent.

(i)        The Monthly Base Rent for the Expansion Space shall be the per square foot rate applicable to the Original Premises during the Term as specified in Section 1.1(8) of the Lease, except that: (A) during the period from Expansion Space Commencement Date until the end of the Reduced Base Rent Proration Period (as defined in Section 2.10(b)(i) of the Lease), the Monthly Base Rent for the Expansion Space shall be $1.74 per rentable square foot of the Expansion Space, and (B) if the Reduced Base Rent Proration Period ends prior to the end of the first Lease Year, the Monthly Base Rent for the Expansion Space for the balance of the first Lease Year shall be $3.47 per rentable square foot of the Expansion Space.

(ii)        The terms of Section l.l(8) of the Lease regarding Deferred Base Rent shall not apply to the Expansion Space.

(g)        Additional Security Deposit.    Tenant has delivered to Landlord the sum of $217,360.80 in cash or a Letter of Credit, which has been added to and become part of the Security Deposit held by Landlord under the terms of the Lease. Accordingly, the Security Deposit has been increased to $953,254.11.

(h)        Parking.    Section l.l(13) of the Lease is hereby amended to reflect the addition of the Expansion Space (the Premises therefore consisting of 91,571 rentable square feet as of the Effective Date), so that Tenant may use: (i) up to an additional two (2) spaces per 1,000 rentable square feet of the Expansion Space (i.e., 42 spaces based on 20,880 rentable square feet), for a total, combined with the 142 spaces based on the Original Premises, of 184 parking spaces in the Building garage (174 unreserved, 10 reserved), and (ii) up to an additional one (1) space per 1,000 rentable square feet of the Expansion Space (i.e., 21 spaces based on 20,880 rentable square feet), for a total, combined with the 71 spaces based on the Original Premises, of 92 unreserved parking spaces at the Offsite Parking, all under the same terms and conditions set forth in the Lease with respect to the parking spaces for the Original Premises (including, without limitation, the same discounted rates set forth in Section 2.7 of the Lease).

(i)        Tenant Alterations; Surrender.    “Tenant Alterations”, as defined in the Lease, is hereby modified to exclude therefrom the Landlord Expansion Work, in addition to the Landlord Work. In addition, the fourth sentence of Section 12.1 of the Lease is hereby modified to add that Tenant shall have no obligation to remove any Landlord Expansion Work (including the Tenant Expansion Improvements).

3.        Authority.    This First Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this First Amendment.

4.        Intentionally Omitted.

5.        Entire Agreement; No Amendment.    This First Amendment and the exhibits attached hereto constitute the entire agreement and understanding between the parties with respect to the subject of this First Amendment and shall supersede all prior written and oral agreements concerning this subject matter. This First Amendment may not be amended, modified or otherwise exchanged in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant.

6.        Status of Lease.    Except as amended by this First Amendment, the Lease remains unchanged and, as amended by this First Amendment, the Lease is in full force and effect.

7.        No Lender Consent Required.    Landlord and Tenant hereby acknowledge and agree that, pursuant to the terms of that certain Subordination, Attornment and Non-Disturbance Agreement dated as of August 28, 2007 between Landlord, Tenant and Comerica Bank, as agent for the lenders (“Beneficiary”), and recorded on September 13, 2007, as Instrument No. 2007-329927 in the Official Records of Alameda County, California, Beneficiary’s consent is not required for this First Amendment. Landlord hereby represents and warrants to Tenant that as of the Effective Date: (i) Beneficiary is the only Mortgagee, and (ii) there is no ground or underlying lease of the Real Property.

(signatures appear on following page)

IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment as of the date first above written.

TENANT:		LANDLORD:

AMYRIS BIOTECHNOLOGIES, INC. a California corporation		ES EAST ASSOCIATES, LLC. a California limited liability company

By:	/s/ Tamara L. Tompkins	By:	/s/ Richard Robbins

Print Name:	Tamara L. Tompkins	Richard K. Robbins

Its:	General Counsel	Managing Member

By:	/s/ John Melo

Print Name:	_John Melo

Its:	Chief Executive Officer

EXHIBIT A

EXPANSION SPACE

(see attached)

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ARCHITECTURAL SECOND FLOOR EQUIPMENT PLAN

EQUIPMENT SCHEDULE

KEY NOTES

AMYRIS

EmoryStation East
FLOOR-2 (SOUTH)
AMYRIS -TI

key plan

SECOND FLOOR
EQUIPMENT PLAN

sheet name

A820

sheet no.

EXHIBIT B

EXPANSION WORKLETTER

1.        Defined Terms.    Capitalized Terms used in this Expansion Workletter (this “Workletter”) shall have the same meanings set forth in the Lease (as amended by the First Amendment to Lease) except as otherwise specified herein and except for terms capitalized in the ordinary course of punctuation. For purposes of this Workletter, the following capitalized terms have the following meanings:

1.1.        “Landlord Expansion Work” means the construction and installation of the Tenant Expansion Improvements.

1.2        “Design Documents” means the layout plans and specifications for the real property improvements to be constructed by Landlord in the Expansion Space which are the final product of the preliminary space planning and which (i) will be based upon, among other things, the preliminary space plan, attached to this Workletter as Schedule 1 (the “Space Plan”); and (ii) comply with all Law as applicable and as interpreted at the time of construction of the Tenant Expansion Improvements, including, all building codes and the ADA.

1.3        “Construction Drawings” means the final architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Landlord in the Expansion Space in sufficient detail to be submitted for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, and shall be based upon and consistent with the Design Documents.

1.4        “Tenant Expansion Improvements” means all real property improvements to be constructed by Landlord in the Expansion Space as shown on the Construction Drawings, as they may be modified as provided herein.

1.5        “Allowances” means, collectively, the Expansion Allowance specified in Section 2(e)(i) of the First Amendment and the Additional Expansion Allowance specified in Section 2(e)(ii) of the First Amendment.

2         Design Matters.

2.1.        Landlord and Tenant have approved Dowler Grumman Architects, as architect (“Architect”), and Randall Lamb Associates as the mechanical, electrical and plumbing engineer (“Engineer”). The Architect and Engineer shall be referred to collectively herein as the “Design Group”.

2.2        Tenant shall work with the Design Group to complete and deliver the Design Documents and Construction Drawings to Landlord by no later than March 24, 2008. Failure by Tenant to deliver to Landlord the Design Documents and Construction Drawings by such date shall constitute a Tenant Delay. Within ten (10) business days after receipt of the Design Documents and the Construction Drawings, Landlord shall deliver written notice Tenant of either Landlord’s approval of the Design Documents and the Construction Drawings or

Landlord’s reasonable disapproval thereof (including the possibility that such drawings are incomplete and therefore not sufficient from which to construct the Tenant Expansion Improvements), in which event Landlord’s notice shall specify the reasonable changes that must be made to the Design Documents or the Construction Drawings as a condition of Landlord’s approval. If Landlord delivers notice of disapproval, within five (5) business days after Tenant’s receipt thereof Tenant shall deliver a revised set of Design Documents and Construction Drawings to Landlord which shall incorporate the changes specified in Landlord’s notice of disapproval. Landlord shall provide final written approval of the revised Design Documents and Construction Drawings within five (5) business days after receipt thereof The final Construction Drawings submitted by Tenant to Landlord and approved by Landlord pursuant to this Section 2.2 shall be referred to herein as the “Approved Construction Drawings.”

2.3        Tenant shall be responsible for the suitability for the Tenant’s needs and business of the design and function of all Tenant Expansion Improvements.

3.        Construction; Landlord’s Contribution; Tenant Expansion Improvement Costs.

3.1.        Construction; Landlord’s Contribution.    Landlord and Tenant hereby agree that Landlord shall engage DPR Construction Inc. (“Contractor”) as the general contractor for the construction of the Tenant Expansion Improvements. Within five (5) days after Landlord and Tenant have agreed upon the Approved Construction Drawings pursuant to Section 2.2 above, Landlord shall cause the Contractor to obtain bids for the construction of the Tenant Expansion Improvements from subcontractors under the supervision of Landlord. Within five (5) days following receipt of such bids from the subcontractors, Landlord and Tenant shall review the bids and agree upon the subcontractors for the Tenant Expansion Improvements. Within five (5) days following selection of the subcontractors, Landlord shall also prepare and deliver to Tenant a nonbinding preliminary estimate (“Landlord’s Estimate”) of the Tenant Expansion Improvement Costs (defined below) based upon the foregoing bids and including the cost elements described in Section 3.2 below. Tenant shall review and provide written approval of Landlord’s Estimate within five (5) business days after receipt thereof. Landlord shall use commercially reasonable efforts to cause Contractor to complete the construction of the Tenant Expansion Improvements in a good and workmanlike manner and in accordance with the Approved Construction Drawings, up to a maximum cost to Landlord of the Allowances (subject to Sections 4(a) and 4(c) below).

3.2.        Tenant Expansion Improvement Costs.    The cost of the Tenant Expansion Improvements (“Tenant Expansion Improvement Costs”) which Landlord is obligated to pay shall not exceed the cumulative amount of the Allowances. The Allowances shall include:

(a)        The costs of the Design Group and any other consultants retained by Landlord and approved in writing by Tenant in connection with the preparation of Design Documents and Constructions Drawings, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation;

(b)        All costs of obtaining from the City of Emeryville and any other governmental authority, approvals, building permits and occupancy permits with respect to the Tenant Expansion Improvements;

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(c)        All costs of interior design and finish schedule plans and specifications including as-built drawings with respect to the Tenant Expansion Improvements;

(d)        All costs of procuring, installing and constructing the Tenant Expansion Improvements, including: (i) the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered or provided by Contractor in connection with construction of the Tenant Expansion Improvements; and (ii) the cost of any services or utilities made available by Landlord;

(e)        Without limiting the generality of the foregoing, the Tenant Expansion Improvement Costs include all costs of designing, procuring, constructing and installing Tenant Expansion Improvements in compliance with Law as applicable and as interpreted at the time of construction of the Tenant Expansion Improvements, including with all building codes and the ADA;

(f)        All fees payable to the Design Group if it is required by Tenant to redesign any portion of the Tenant Expansion Improvements following Tenant’s delivery to Landlord of the Approved Construction Drawings, and all costs in connection with any approved Change Order in accordance with the provisions of this Workletter;

(g)        The costs and expenses of the construction manager retained by Tenant;

(h)        The cost of any supplementary air cooling systems or units installed in or to serve the Expansion Space; and

(i)        The cost of any solar panels installed in connection with the Tenant Expansion Improvements.

In no event shall the Tenant Expansion Improvement Costs include, (i), except as set forth in Sections 3.2(h) and 3.2(i) above, any costs of procuring or installing in the Expansion Space any trade fixtures, equipment, furniture, furnishings, telephone equipment, cabling for any of the foregoing, or other personal property (“Personal Property”) to be used in the Expansion Space by Tenant, and the cost of such Personal Property shall be paid by Tenant, (ii) any costs or expenses of any consultants retained by Tenant with respect to design, procurement, installation or construction of improvements or installations, whether real or personal property, for the Expansion Space, other than those of Tenant’s construction manager, or (iii) any construction management, administration or supervision fee to Landlord, with Landlord hereby acknowledging that it shall not be entitled to any such fee in connection with the Landlord Expansion Work.

3.3.        Limitations of Landlord’s Obligations.    Upon Substantial Completion of the Tenant Expansion Improvements, Landlord shall have no further obligation to construct improvements or construct modifications to or changes in the Tenant Expansion Improvements, except to complete the punchlist of Landlord Expansion Work remaining to be completed or correct any part not in compliance with the Approved Construction Drawings and any approved modifications thereof, as provided in Section 2(c) of the First Amendment.

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4.        Costs of Tenant Expansion Improvements in Excess of Allowances.

(a) The positive difference, if any, between (i) the Landlord’s Estimate approved by Tenant, and (ii) the cumulative total of the Allowances (the “Tenant Expansion TI Contribution”) shall be paid in accordance with this Section 4. Tenant may defer payment of the Tenant Expansion TI Contribution pursuant to Section 4(c) below. In the event the Landlord’s Estimate approved by Tenant exceeds the cumulative total of the Allowances, Tenant shall accompany its approval of the Landlord’s Estimate with a good check made payable to the order of Landlord in the amount of such positive difference, and such funds shall be applied to the Tenant Expansion Improvements Costs before the Expansion Allowance or the Additional Expansion Allowance.

(b)        Tenant may, pursuant to the provisions of this Workletter, request a Change Order (defined below) to the Approved Construction Drawings to reduce or delete all or part of the anticipated Tenant Expansion TI Contribution.

(c)        At the option of Tenant, instead of paying the Tenant Expansion TI Contribution pursuant to Section 4(a) above, commencing upon Tenant’s approval of the Landlord’s Estimate, Tenant shall pay, on a monthly basis, the Tenant Expansion TI Contribution pro-rata as the Tenant Expansion Improvement Costs are incurred in connection with construction of the Tenant Expansion Improvements (i.e., payments of the Tenant Expansion TI Contribution shall be made in proportion to the Tenant Expansion TI Contribution divided by the overall Tenant Expansion Improvement Costs). By way of illustration of the foregoing, if (A) the Landlord’s Estimate approved by Tenant for the Tenant Expansion Improvements is $175.00 per rentable square foot of the Expansion Space, then after subtracting the Expansion Allowance (assume $125.00 per rentable square foot for purposes of this example), and subtracting the Additional Expansion Allowance (assume $25.00 per rentable square foot for purposes of this example), the Tenant Expansion TI Contribution will be $25.00 per rentable square foot of the Expansion Space; then (B) Tenant shall pay 14.29% (i.e., 25/175) of the Tenant Expansion Improvement Costs incurred on a monthly basis, beginning upon Tenant’s approval of the Landlord’s Estimate.

(d)        Upon Substantial Completion of the Tenant Expansion Improvements and completion of the items, if any, described in Section 2(c) of the First Amendment, Landlord will determine the actual costs of the Tenant Expansion Improvements (excluding any costs covered under contractor warranty to correct defects in materials or workmanship in the Tenant Expansion Improvements) and shall reconcile the actual costs of the Tenant Expansion Improvements with Landlord’s Estimate. If the Tenant Expansion TI Contribution is less than the amount owed by Tenant pursuant to such reconciliation, Tenant shall promptly pay the difference to Landlord. If the Tenant Expansion TI Contribution is more than the amount owed by Tenant pursuant to such reconciliation, Landlord shall immediately remit 100% of the difference to Tenant.

5.        Changes.    If Tenant shall request any change, addition or alteration in the Approved Construction Drawings, Landlord, within five (5) business days after receipt of such request, shall give Tenant a written estimate of (a) the cost of engineering and design services and the construction contractor services to prepare a change order (the “Change Order”) in

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accordance with such request, (b) the cost of work to be performed pursuant to such Change Order, and (c) the time delay expected because of such requested Change Order. Within three (3) business days following Tenant’s receipt of the foregoing written estimate, Tenant shall notify Landlord in writing whether it approves such written estimate. If Tenant approves such written estimate and if such cost would cause the Tenant Expansion Improvement Costs to exceed the cumulative total of the Allowances, then the amount of the estimated cost so approved by Tenant shall be paid in accordance with Sections 4(a) and 4(c) above. If such written authorization, and check if required pursuant to Section 4(a), are not received by Landlord within such three (3) business day period, Landlord shall not be obligated to prepare the Change Order or perform any work in connection therewith. Upon completion of the work of the Change Order and submission of the final cost thereof by Landlord to Tenant, any such additional amounts in excess of the cumulative total of the Allowances shall be paid in accordance with Sections 4(a) and 4(c) above.

6.        Dispute Resolution.    If Substantial Completion of the Tenant Expansion Improvements in the Expansion Space is delayed beyond the Projected Expansion Space Commencement Date due to Tenant Delay (defined in the Lease, as incorporated into the First Amendment with respect to the Expansion Space pursuant to Section 2(b)(iv) of the First Amendment), the provisions of Section 2(b) of the First Amendment shall apply. Landlord’s failure to supply information, estimates, authorizations or approvals within the applicable time periods specified in this Workletter shall not constitute a Tenant Delay and shall not otherwise affect the Projected Expansion Space Commencement Date. In the event of any dispute between Landlord and Tenant regarding (i) the occurrence or alleged occurrence, or the duration, of any Tenant Delay or Force Majeure, (ii) the determination of the Expansion Space Commencement Date pursuant to Section 2(b) of the First Amendment, or (iii) Substantial Completion of the Tenant Expansion Improvements, the parties agree to attempt to resolve such dispute promptly and in good faith; provided, however, that if the parties are unable to resolve such dispute within ten (10) days after such dispute arises, the parties shall retain an independent third party architect familiar with the construction in the vicinity of the Project of tenant improvements similar in nature to the Tenant Expansion Improvements, to arbitrate such dispute. Such third party arbitrator shall have the authority to make a final and binding resolution of such dispute, and the parties shall share equally the fees and charges of such arbitrator.

7.        Entry by Tenant.    Tenant may enter the Expansion Space during construction of the Tenant Expansion Improvements and prior to the Expansion Space Commencement Date in accordance with Section 2(b) of the First Amendment.

8.        Force and Effect.    The terms and conditions of this Workletter supplement the First Amendment and shall be construed to be a part of the First Amendment and are incorporated in the First Amendment. Without limiting the generality of the foregoing, any default by any party hereunder shall have the same force and effect as a default under the Lease. Should any inconsistency arise between this Workletter and the Lease (as amended by the First Amendment), as to the specific matters that are the subject of this Workletter, the terms and conditions of this Workletter shall control.

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9.        Representatives of Parties.

(a)        Landlord has designated Geoffrey Sears as its sole representative with respect to the matters set forth in this Workletter, who, until further written notice to Tenant shall have full authority and responsibility to act on behalf of Landlord as required in this Workletter.

(b)        Tenant has designated Rick Campbell as its sole representative with respect to the matters set forth in this Workletter, who, until further written notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter.

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SCHEDULE 1 to Exhibit B

SPACE PLAN

(see attached)

K
L
M
N
P
Q
1
2
3
4
5
6
7
8

ARCHITECTURAL SECOND FLOOR EQUIPMENT PLAN

EQUIPMENT SCHEDULE

KEY NOTES

AMYRIS

EmeryStation East
FLOOR-2 (SOUTH)
AMYRIS -TI

key plan

SECOND FLOOR
EQUIPMENT PLAN

A820

EXHIBIT C

EARLY PROCUREMENT ITEMS

Critical Milestones to make 4/1/08 start of construction

1.	100% CD document issued by 3/20/08
2.	City inspection by 4/21/08
3.

Long lead procurement starting 3/10/08 - long lead material/equipment specified for Phase II that is also used for Phase I will be released without submittal approval. Submittal will be issued for record.

•	Light fixtures - finalize quantity, fixture types by 3/7/08

•	Fan coil units - finalize mechanical equipment schedule by 3/7/08

•	VAV/EAV boxes - finalize mechanical equipment schedule by 3/7/08

•	Any welded HM frames - finalize door schedule, hardware specification by 3/7/08

•	Electrical panels - finalize electrical panel count by 3/7/08

•	FSD - finalize quantity, size by 3/7/08